Exhibit 107

Calculation of Filing Fee Table

S-8

(Form Type)

Aterian, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(h)	3,599,864(2)	$2.475(3)	$8,909,663.40(3)	0.0000927	$825.93

	Total Offering Amounts					$8,909,663.40	—	$825.93

	Total Fees Previously Paid					—	—	—

	Total Fee Offsets					—	—	—

	Net Fee Due					—	—	$825.93

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (“Common Stock”) that become issuable under the Amended and Restated Aterian, Inc. 2018 Equity Incentive Plan (the “2018 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)

Represents 3,599,864 shares of Common Stock that were automatically added to the shares reserved for future issuance under the 2018 Plan. The 2018 Plan provides that the number of shares reserved for issuance under the 2018 Plan will automatically increase on January 1st each calendar year for ten years, starting on January 1, 2019 and ending on and including January 1, 2028, by the lesser of (a) such number of shares of Common Stock equal to 15% of the number of shares of Common Stock Deemed Outstanding (as defined in the 2018 Plan) on the immediately preceding December 31st, minus the number of shares of Common Stock in the Share Reserve (as defined in the 2018 Plan) as of immediately prior to the increase, and (b) a number determined by the Registrant’s board of directors.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price with respect to the shares are calculated based on $2.475 per share, the average of the high and low prices of the Common Stock, as reported on the Nasdaq Capital Market on March 21, 2022, a date within five business days prior to the filing of this Registration Statement.